Prospectus	(Filed Pursuant to Rule 424(b)(3)) (Registration No. 333-130556)

BNCCORP, Inc.

575,000 Shares

Common Stock

The selling stockholders identified in this prospectus may offer and sell up to an aggregate of 575,000 shares of our common stock under this prospectus.  These selling stockholders acquired their common stock in a private placement transaction exempt from the registration requirements of federal and state securities laws, completed on September 21, 2005.  We will not receive proceeds from any sale of common stock by the selling stockholders.  For more information about the selling stockholders, you should refer to the section of this prospectus entitled “Selling Stockholders.”

The selling stockholders may offer the shares from time to time in a number of different ways and at varying prices.  For more information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution.”  We do not know which or in what amount the selling stockholders may sell the shares offered by this prospectus.

Our common stock is quoted on the Nasdaq National Market under the symbol “BNCC.”  On January 4, 2006, the last reported sales price of our common stock on the Nasdaq National Market was $13.00 per share.

See “Risk Factors” beginning on page 1 for information that you should consider before investing in the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is January 5, 2006

TABLE OF CONTENTS

The Company
Risk Factors
Special Note Regarding Forward-Looking Statements
Recent Events
Use of Proceeds
Selling Stockholders
Plan of Distribution
Legal Matters
Experts
About this Prospectus
Where You Can Find More Information

You should rely only on information contained in this prospectus and any prospectus supplement and those documents incorporated by reference herein.  We have not authorized anyone else to provide you with different information.  Neither we nor the selling stockholders are making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

THE COMPANY

BNCCORP is a diversified financial services holding company headquartered in Bismarck, North Dakota.  We are dedicated to providing a broad range of services and products, including banking, insurance, asset management and related financial services and high-level customer service to businesses and individuals within the communities we serve.  We operate 27 locations, most of which are located in our primary market areas of Arizona, Minnesota and North Dakota.  We offer a wide variety of traditional and nontraditional financial products and services in order to meet the financial needs of our customer base, establish new relationships in the markets we serve and expand our business opportunities.

Our operations are centered around three core businesses:  banking, insurance and asset management and related financial services.

•                  Banking.  BNC National Bank (the “Bank”) is a nationally chartered commercial bank headquartered in Phoenix, Arizona.  Through the Bank, we provide a wide variety of business banking services to small and mid-sized businesses, business owners, professionals and consumers in our primary market areas of Arizona, Minnesota and North Dakota.  These services include business financing and commercial mortgages, corporate cash management and merchant programs.  The Bank also offers a full range of consumer lending and deposit options.

•                  Insurance.  Through BNC Insurance Services, Inc. (“BNC Insurance”), we provide a full range of insurance and risk management services through its offices located in Phoenix, Tucson, Prescott Valley and Cottonwood, Arizona; Minneapolis, Minnesota; Bismarck and Mandan, North Dakota; Salt Lake City, Utah and Englewood, Colorado.  Its clients range from large, established companies to emerging businesses in nearly every industry.

•                  Asset Management.  Through BNC Asset Management, Inc. and the Bank’s trust and professional service division, we provide an extensive complement of financial services options, including asset management, trust, financial, business, estate and tax planning, estate administration, agency accounts, payroll services, accounting services and employee benefit plan design and administration.  We also provide retirement accounts and planning services and tax preparation.  We also offer financial services alternatives such as securities trading, investment management, mutual funds and annuities in affiliation with Raymond James Financial Services, Inc.

Our principal executive offices are located at 322 East Main Avenue, Bismarck, North Dakota 58501.  Our telephone number is (701) 250-3040.

RISK FACTORS

An investment in shares of our common stock involves various risks, and you should not invest in our common stock unless you can afford to lose some or all of your investment. Before deciding to invest in our common stock, you should carefully consider the risks described below in conjunction with other information contained in this document and the documents we incorporate herein by reference.  Our business, financial condition, and results of operations could be harmed by any of the following risks, or other risks which have not been identified or which we believe are immaterial or unlikely.

Risks Related to our Business

Failure to successfully execute our growth strategy can negatively impact our profitability.

Our financial performance and profitability depends on our ability to execute our growth strategy.  Future acquisitions, expansion into new markets and continued growth can present operating and other issues that could have an adverse effect on our business, financial condition and results of operations. Our financial performance will also depend on our ability to maintain profitable operations through implementation of our banking and financial services philosophies, including our efforts to leverage our existing client relationships. Therefore, there can be no assurance that we will be able to execute our growth strategy or maintain any particular level of profitability.

Our strategy of increasing our efforts to expand our asset management business may be unsuccessful.

We expect to devote significant managerial resources toward the continued development of our asset management business.  We also anticipate retaining financial professionals who may require high levels of compensation commensurate with their experience levels and existing client relationships.  Our business strategy may not be successful, and we can provide no assurances that we can manage this expansion adequately or profitably.  We may encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations and new employees without disruption to our overall operations.

Regional presences and related economic conditions could adversely affect our operating results.

Our focus in the Arizona, Minnesota and North Dakota regions could adversely affect our results of operations if economic and business conditions in any of these regions were to exhibit weaknesses. A prolonged decline in economic or business conditions in our market areas, in particular in those industries in which we have credit concentrations, could have a material impact on the quality of our loan portfolio or the demand for our other products and services, which in turn may have a material adverse effect on our results of operations. Weakening in the national economy might further exacerbate local or regional economic conditions. The extent of the future impact of these events on economic and business conditions cannot be predicted.

Changes in market interest rates can significantly impact our earnings and directly influence the performance of our insurance business.

Changes in interest rates impact the demand for new loans, the credit profile of existing loans, the rates received on loans and investment securities, rates paid on deposits and borrowings and the value of our derivative contracts and their associated impact on earnings. The relationship between the interest income received on loans and investment securities and interest expense paid on deposits and borrowings is known as net interest income. The level of net interest income can fluctuate given changes in market interest rates. We measure interest rate risk under various rate scenarios and using specific criteria and assumptions.  Although we believe our current level of interest rate sensitivity is reasonable and effectively managed, significant fluctuations in interest rates may have an adverse effect on our business, financial condition and results of operations.

Interest rate movements directly affect insurance company investment in bonds and, as a result, the rates they subsequently charge for insurance policies. A rising interest rate environment increases investment returns for insurers and generally allows those insurers to compete more aggressively with lower insurance rates. During the past three years, interest rates have been at historical lows and, subsequently, insurance rates have been higher than in past periods. Over the next several years, interest rates could move up and lower insurance rates would be expected, which in turn would create lower premiums and commissions and affecting our overall profitability. We cannot predict, with any degree of certainty, interest rate developments, and the resulting impact on insurance premiums and commissions, in future periods.

Government regulation can result in limitations on our operations.

The financial services industry is extensively regulated. Federal and state regulation is designed primarily to protect the deposit insurance funds and consumers, and not to benefit our stockholders. Such regulations can at times impose significant limitations on our operations. Additionally, these regulations are constantly evolving and may change significantly over time. Significant new laws, such as those issued in recent years, or changes in or repeal of existing laws may cause our results to differ materially. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects interest rate and credit conditions, which are material considerations for us.

Competition from other financial services providers could adversely impact our results of operations.

The banking and financial services business is highly competitive. We face competition in making loans, attracting deposits and providing insurance, brokerage, trust and other financial services. Increased competition in the banking and financial services businesses may reduce our market share, impair our growth or cause the prices we charge for our services to decline. Our results of operations may differ in future periods depending upon the level and nature of competition we encounter in our various market areas.

Failure to perform on behalf of borrowers, guarantors and related parties exposes us to risk of loss that can materially adversely affect our results of operations.

We encounter significant sources of risk from the possibility that losses will be sustained if a significant number of our borrowers, guarantors or related parties fail to perform in accordance with the terms of their loans, commitments or letters of credit. We have adopted underwriting and credit monitoring procedures and credit policies, including the establishment and methodological review and analysis of the allowance for credit losses. We believe these processes and procedures are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying our credit portfolio. These policies and procedures, however, may not prevent unexpected losses that could materially adversely affect our results of operations. Additionally, as noted earlier, the performance of borrowers, guarantors and related parties can be negatively impacted by prevailing economic conditions over which we have no control. Such negative impacts on these parties could also materially adversely affect our results of operations.

Pending arbitration proceedings with one of our former executive officers could negatively impact our business operations and divert the attention of management.

We are currently a party to an arbitration proceeding initiated by Terrence M. Scali, former executive vice president and director of BNCCORP and CEO of BNC Insurance.  Mr. Scali has alleged damages exceeding $500,000 arising out of the termination of his employment with BNCCORP and BNC Insurance.  Mr. Scali has also brought a claim seeking to have his noncompete, nondisclosure and nonsolicitation agreements with us nullified.  Although we believe that Mr. Scali’s claims are without merit, defense of these claims has been and may continue to be costly, regardless of the merit of the claims.  An adverse decision in these proceedings could also allow Mr. Scali to compete with us for the business of our existing insurance customers as well as new customers.  Moreover, the proceedings may substantially divert the attention of management and our resources in general.

Loss of key employees may disrupt relationships with certain customers.

Our business is primarily relationship-driven in that many of our key employees have extensive customer relationships. Loss of a key employee with such customer relationships may lead to the loss of business if the customers were to follow that employee to a competitor.  While we believe our relationship with our key producers is good, we cannot guarantee that all of our key personnel will remain with our organization. Loss of such key personnel, should they enter into an employment relationship with one of our competitors, could result in the loss of some of our customers.

Impairment of goodwill or other intangible assets could require charges to earnings, which could result in a negative impact on our results of operations.

Under current accounting standards, goodwill and certain other intangible assets with indeterminate lives are no longer amortized but, instead, are assessed for impairment periodically or when impairment indicators are present.  Assessment of goodwill and such other intangible assets could result in circumstances where the applicable intangible asset is deemed to be impaired for accounting purposes.  Under such circumstances, the intangible asset’s impairment would be reflected as a charge to earnings in the period during which such impairment is identified.

We may be exposed to liability under a non-solicitation agreement to which one of our recently hired officers is a party with one of our competitors.

One of our newly-hired officers in our Minneapolis office is a party to a non-solicitation agreement with one of our competitors in our asset management business.  Under the terms of this non-solicitation agreement, our officer is prohibited from soliciting our competitor’s customers and employees.  The term of this agreement is twelve months and will terminate in April 2006.  Although we expect that our officer will comply with the terms of this non-solicitation agreement, it is possible that if customers of our competitor chose to move their asset management business to us, or employees of our competitor seek employment with us, even without any action on the part of our officer, that our competitor may chose to bring a claim against our officer and us.

Risks Related to an Investment in Our Common Stock

There is a limited trading market for shares of our common stock, and thus your ability to sell or purchase shares of our common stock may be limited.

Your ability to sell or purchase shares of our common stock largely depends upon the existence of an active market for our common stock.  Although our common stock is quoted on the Nasdaq National Market, the volume of trades on any given day has been historically limited.  Among other factors that affect the market for our common stock, several of our stockholders, including our officers and directors, individual third parties and our 401(k) savings plan, control a significant number of shares of our common stock.  As a result, you may be unable to sell or purchase shares of our common stock at the volume, time and price that you desire.  In addition, a fair valuation of the purchase or sales price of shares of our common stock also depends upon an active trading market, and thus the price you receive for a thinly traded stock, such as our common stock, may not reflect its true value.

The trading price of our common stock has been and may continue to be volatile.

The trading price for shares of our common stock has been volatile in the past, and several factors could cause the price to fluctuate substantially in the future.  These factors include:

•                  announcements of developments related to our business;

•                  fluctuations in our results of operations;

•                  sales of substantial amounts of our securities into the marketplace;

•                  general conditions in our industry or the worldwide economy;

•                  a shortfall in revenues or earnings compared to securities analysts’ expectations;

•                  lack of an active trading market for our common stock; and

•                  announcements of new acquisitions or other projects by us.

The market price of our common stock may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance.  General market price declines or market volatility in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.

Future sales or additional issuances of our common stock may depress trading prices of shares of our common stock.

Sales of a substantial number of shares of our common stock in the public market, the appearance that a substantial number of shares are available for sale, or the issuance of a significant number of shares could adversely affect the market price for shares of our common stock. As of December 16, 2005, we were authorized to issue up to 10,000,000 shares of our common stock, of which 3,490,972 shares were outstanding and 44,096 were held in treasury.  As of that date, the Company was also authorized to issue up to 2,000,000 shares of preferred stock, none of which were outstanding.  Accordingly, the Company may issue up to 6,509,028 additional shares of our common stock and up to 2,000,000 shares of our preferred stock without further stockholder approval.  Dilution to the value of a stockholder’s investment also would occur if any of the available shares were issued at a price less than the average price per share paid by such stockholder.

Our ability to pay cash dividends is limited, and we may be unable to pay cash dividends in the future even if we elect to do so.

We are dependent primarily upon the earnings of the Bank and our other operating subsidiaries for funds to pay dividends on our common stock.  The payment of dividends by us and the Bank is also subject to certain regulatory restrictions.  As a result, any payment of dividends in the future will be dependent, in large part, on our ability to satisfy these regulatory restrictions and our subsidiaries’ earnings, capital requirements, financial condition and other factors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and in some of the documents that we incorporate by reference in this prospectus are forward-looking statements about our expectations of what may happen in the future.  Statements that are not historical facts are forward-looking statements.  These statements are based on the beliefs and assumptions of our management and on information currently available to us.  Forward-looking statements can sometimes be identified by our use of forward-looking words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “will,” “plan” and similar expressions.

Forward-looking statements are not guarantees of future performance.  They involve risks, uncertainties and assumptions.  Our future results and stockholder value may differ significantly from those expressed in or implied by the forward-looking statements contained in this prospectus and in the information incorporated in this prospectus.  Many of the factors that will determine these results and values are beyond our ability to control or predict.  We caution you that a number of important factors could cause actual results to be very different from and worse than our expectations expressed in or implied by any forward-looking statement.  These factors include, but are not limited to, those discussed in “Risk Factors” beginning on page 3.

Our management believes these forward-looking statements are reasonable.  However, you should not place undue reliance on these forward-looking statements, which are based only on our current expectations.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update any of them in light of new information or future events.

RECENT EVENTS

On September 21, 2005,  we completed the sale of 575,000 shares (the “Shares”) of our common stock in a private placement pursuant to the exemption from registration provided by Rule 506 of Regulation D under the Securities Act of 1933 (the “Private Placement”). The Shares were offered and sold only to “accredited investors” (as defined in section 501(a) of Regulation D) (the “Investors”) at a price of $11.50 per share, resulting in net proceeds of approximately $5.83 million, after deducting placement agent fees and expenses. We used approximately $5.5 million of the net proceeds from the Private Placement to repay a corresponding amount of our long-term borrowings from the Bank of North Dakota.

In connection with the completion of the Private Placement, we also entered into a Registration Rights Agreement (the “Reg Rights Agreement”) with each Investor whereby we agreed to use our reasonable best efforts to file a registration statement with the Securities and Exchange Commission for the resale of the Shares on or before December 20, 2005, and to use our reasonable best efforts to cause it to be effective as soon as practical after filing.  This prospectus is part of the registration statement that we are required to file pursuant to the Reg Rights Agreement.

USE OF PROCEEDS

We will not receive proceeds from any sale of common stock by the selling stockholders.

SELLING STOCKHOLDERS

We are registering the sale of 575,000 shares of our common stock on behalf of the selling stockholders.  The selling stockholders received their shares of common stock being registered in a private placement transaction completed on September 21, 2005.  Except as may be set forth below, no selling stockholder has held any position of office or had any material relationship with us or any of our predecessors or affiliates within the past three years.  The following table sets forth the number and percentage of our shares of common stock beneficially owned by the selling stockholders, and the number and percentage of our shares of common stock that will be owned assuming the sale of all the shares offered hereby:

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Percentage of Common Stock Beneficially Owned Prior to Offering(1)	Number of Shares of Common Stock Registered Herein	Number of Shares of Common Stock Beneficially Owned After Offering(2)	Percentage of Common Stock Beneficially Owned After Offering(2)
Victoire Financial Et Gestion BV	12,500	*	12,500	—	—

Financial Stocks Capital Partners IV L.P.	337,500	9.79%	337,500	—	—

J. David Rosenberg	35,000	1.01%	35,000	—	—

Charles Jeffrey	5,000	*	5,000	—	—

Drake Associates L.P.	24,250	*	24,250	—	—

Daniel M. Weber(3)	1,000	*	1,000	—	—

Yale University Sep. Acct. c/o MFP Investors LLC	34,500	1.00%	34,500	—	—

MFP Partners L.P.	109,250	3.16%	109,250	—	—

Prospector Partners Small Cap Fund, LP	16,000	*	16,000	—	—

Total	575,000	16.67%	575,000	—	—

*                                         Less than 1%.

(1)                                  Calculated on the basis of 3,447,945 shares of common stock, which is the number of shares of common stock of BNCCORP, Inc. outstanding as of January 4, 2006.

(2)                                  Assumes all shares registered pursuant to this prospectus will be sold.

(3)                                  Daniel M. Weber is employed as an associate director of investment banking for Sandler O’Neill & Partners, L.P., a registered broker-dealer.  Mr. Weber confirmed that he purchased his securities in the ordinary course of business and at the time of purchase, he had no agreements or understandings, directly or indirectly, with any party to distribute the securities.

PLAN OF DISTRIBUTION

We are registering for resale 575,000 shares of our common stock on behalf of the selling stockholders and their transferees or other successors in interest that receive the shares as a distribution or other non-sale related transfer from them.  Such transferees together with the stockholders named above are referred to in this prospectus as the selling stockholders. We will receive no proceeds from the sale of common stock by the selling stockholders.

The selling stockholders may offer and sell shares of common stock from time to time as follows (if at all):

•                  to or through underwriters, brokers or dealers;

•                  directly to one or more other purchasers;

•                  through agents on a best-efforts basis; or

•                  otherwise through a combination of any of these methods of sale.

If a selling stockholder sells shares of common stock through underwriters, dealers, brokers or agents, those underwriters, dealers, brokers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of common stock.

The shares of common stock may be offered and sold from time to time in one or more transactions:

•                  at a fixed price or prices, which may be changed;

•                  at market prices prevailing at the time of sale;

•                  at prices related to prevailing market prices;

•                  at varying prices determined at the time of sale; or

•                  at negotiated prices.

These offers and sales may be effected from time to time in one or more transactions:

•                  on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•                  in the over-the-counter market;

•                  in block transactions in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•                  in transactions otherwise than on exchanges or services or in the over-the-counter market;

•                  in ordinary brokerage transactions;

•                  through the writing of options;

•                  through privately negotiated transactions; or

•                  through other types of transactions.

In connection with sales of common stock or otherwise, and subject to applicable restrictions under the Securities Exchange Act of 1934, referred to in this prospectus as the Exchange Act, including Regulation M thereunder, the selling stockholders may enter into hedging transactions with broker-dealers or others, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders also may transfer shares of common stock in other circumstances in which case the transferees or other successors in interest will be the selling stockholders for purposes of this prospectus. The selling stockholders may sell short the common stock in connection with establishing “put-equivalent” positions permitted under Section 16(c) of the Exchange Act, and may deliver this prospectus in connection with short sales and use the shares of common stock covered by the prospectus to cover these short sales. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or any other available exemption from registration under the Securities Act may be sold under Rule 144 or another available exemption.

At the time a particular offering of shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, if any, and any discounts, commissions or concessions allowed or reallowed to be paid to brokers or dealers.

The selling stockholders and any other person participating in a distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including, without limitation, Regulation M which may limit the timing of purchases and sales of shares of common stock by the selling stockholders and any other person participating in the distribution. Furthermore, Regulation M under the Exchange Act may restrict the ability of any person engaged in a distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will bear all fees, costs and expenses of and incidental to the registration of the shares of common stock.  However, we are not liable for any underwriting discounts, fees and commissions, if any, attributable to the sales of shares of common stock by the selling stockholders, which in all cases shall be borne by the selling stockholders.  The fees, costs and expenses incurred and to be borne by us in connection with the registration of the shares includes, without limitation, all registration, filing and NASD fees, printing expenses, fees and disbursements of our counsel and accountants, all expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified and reasonable fees and disbursements of one firm of counsel for all selling security holders, reasonably acceptable to us.  The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.  We and the selling stockholders have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

Agents, underwriters or dealers may engage in transactions with or perform services for us in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana.

EXPERTS

The consolidated financial statements of BNCCORP, Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein and in the registration statement, in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in auditing and accounting.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that was filed with the SEC utilizing a “shelf” registration process.  Under this process, the selling stockholders identified in this prospectus may sell up to an aggregate of 575,000 shares of our common stock.  When the selling stockholders sell our common stock, we may provide, if necessary, a prospectus supplement which will contain specific terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You can inspect and copy that information at the public reference rooms of the SEC at its offices located at 450 Fifth Street, NW, Washington, D.C. 20549.  You can call the SEC at 1-800-SEC-0330 for more information about the public reference rooms.  The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically.  The SEC’s Internet address is http://www.sec.gov.

We maintain an Internet site at http://www.bnccorp.com that contains information about our business.  The information contained at our Internet site is not part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with it, which means:

•                  incorporated documents are considered part of the prospectus;

•                  we can disclose important information to you by referring you to those documents; and

•                  information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the following documents that we have filed with the SEC pursuant to the Securities Exchange Act of 1934; provided however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•                  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (filed March 30, 2005);

•                  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (filed May 13, 2005);

•                  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (filed August 3, 2005), as amended by our Form 10-Q/A (filed August 30, 2005);

•                  Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (filed November 14, 2005);

•                  Our current reports on Form 8-K filed April 15, 2005, April 29, 2005, July 29, 2005, September 12, 2005, September 22, 2005 and October 28, 2005;

•                  Our definitive proxy statement on Schedule 14A (filed April 29, 2005), relating to our 2005 annual meeting of stockholders;

•                  The description of our common stock set forth under the heading “Description of Capital Stock” in our Registration Statement on Form 8-A dated June 21, 1995 from page 50 of our Registration Statement on Form SB-2, Registration No. 33-92368; and

•                  All documents filed by us with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering.

At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing).  You may request copies by writing or telephoning us at:

BNCCORP, Inc.

322 East Main

Bismarck, North Dakota  58501

Attn:  Annette Eckroth

(701) 250-3040